For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2014 FINANCIAL RESULTS
• Record Annual Sales of $2.378 Billion
• Fourth Quarter 2014 Net Sales Increased 26.4 Percent to $569.7 Million
• Fourth Quarter 2014 Net Earnings of $21.9 Million
• Fourth Quarter 2014 Diluted Earnings Per Share of $0.43

MANHATTAN BEACH, CA. – February 11, 2015 – SKECHERS USA, Inc. (NYSE:SKX) today announced financial results for the fourth quarter and fiscal year ended December 31, 2014.

Net sales for the fourth quarter of 2014 were $569.7 million compared to $450.7 million in the fourth quarter of 2013. Gross profit for the fourth quarter of 2014 was $257.6 million or 45.2 percent of net sales compared to $200.6 million or 44.5 percent of net sales in the fourth quarter of 2013. Earnings from operations in the fourth quarter of 2014 were $33.0 million compared to earnings from operations of $17.1 million in the fourth quarter of 2013.

“Skechers fourth quarter revenues of over $569 million set a new record for the period, and followed a record third quarter 2014, which was the highest quarterly sales in the Company’s history. This momentum led to record annual revenues of $2.378 billion for 2014, an approximately 29 percent increase compared to 2013 sales of $1.846 billion,” began David Weinberg, SKECHERS chief operating officer and chief financial officer. “The outstanding fourth quarter growth was the result of double-digit improvements in our domestic and international wholesale and Skechers Company-owned retail businesses, all of which benefited from our universally appealing men’s, women’s and kids’ product. We are also pleased to note that within our domestic wholesale business, our average price per pair increased by 7.4 percent in the quarter, and within our international wholesale business, we experienced double-digit growth in many key countries that were negatively impacted by currency issues, both further testaments to the strength of our brand and product.”

Net earnings for the fourth quarter of 2014 were $21.9 million compared to net earnings of $14.2 million in the fourth quarter of 2013. Net earnings per diluted share in the fourth quarter of 2014 were $0.43 based on 51.4 million weighted average shares outstanding compared to $0.28 based on 50.7 million weighted average shares outstanding in the fourth quarter of 2013. During the fourth quarter of 2014, the Company’s net earnings were negatively impacted by approximately $7.0 million, or $0.14 per diluted share of which $4.7 million, or $0.09 per diluted share was the result of negative foreign currency translations and transactions and $2.3 million, or $0.05 per diluted share, was the result of foreign and domestic bad debt write-offs. The Company’s effective tax rate for the year-ended December 31, 2014, was 20.5 percent, which was below the forecasted rate of 22.6 percent at the close of the third quarter 2014. The decrease in its effective tax rate was due to increased international sales and profitability combined with slightly decreased domestic profitability.  The Company expects improved international sales and profitability to continue to have a positive impact on its 2015 effective tax rate, which is forecasted to be between 20 percent and 25 percent.

Fiscal year 2014 net sales were $2.378 billion compared to net sales of $1.846 billion in 2013. Gross profit for 2014 was $1.072 billion or 45.1 percent of net sales compared to $818.8 million or 44.4 percent of net sales in 2013. Earnings from operations for 2014 were $209.1 million compared to $93.6 million in 2013.

Net earnings for 2014 were $138.8 million compared to $54.8 million in 2013. Net earnings per diluted share for fiscal year 2014 were $2.72 based on 51.0 million weighted average shares outstanding compared to $1.08 based on 50.6 million weighted average shares outstanding in the prior year.

Robert Greenberg, SKECHERS chief executive officer, commented: “Just a year ago, we were honored as the 2013 Brand of the Year for GO (Footwear News) and 2013 Running Design Excellence and Children’s Design Excellence (Footwear Plus), and now we are 2014 Company of the Year (Footwear News and Footwear Plus), and the No. 2 footwear brand and the No. 1 walking brand in America. This speaks volumes to the product we have developed and delivered, the global marketing support behind it, and the many other achievements and milestones made throughout the year. In the fourth quarter alone, we signed world renowned drummer Ringo Starr to a global marketing agreement for our growing men’s footwear line, launched our first Demi Lovato campaign—which spurred a flurry of social media engagement around the world, and saw Meb cross the finish line first among the Americans at the New York Marathon. We also announced the opening of our 1,000th Skechers retail store, completed the initial phase of the automation of our European Distribution Center equipment and moved up our Fall 2015 buy meetings with our key domestic accounts to October and November, which allowed us to meet the increased order rate for our new product. This in turn positively impacted our international partners as they have been able to place orders for the coming season earlier, which will allow us to deliver more product in a timely manner. In the first quarter of 2015, we decided to convert three distribution partners doing business in 14 Central Eastern European countries to wholly-owned subsidiaries, enabling us to leverage the success we are experiencing across Europe. With our women’s footwear reaching an expanding audience thanks to both the fresh styling and our advertising campaign featuring Demi Lovato, our men’s footwear collectively achieving the highest percentage gains, and new innovations in our children’s footwear—including Game Kicks, the shoe with an electronic memory game built in—we believe the demand for our footwear is at an all-time high. We are looking forward to delivering new product in the Spring, expanding the Skechers retail store base to an estimated 1,250 stores by the end of 2015, and continuing to see strong double-digit and, in some cases, triple-digit gains in Europe, the Americas, the Asia-Pacific region and the Middle East. We believe there are still tremendous growth opportunities for Skechers in 2015 and beyond.”

David Weinberg continued: “2014 was an excellent year for Skechers, and we expect the momentum to continue in 2015 based on domestic and international Skechers retail stores comps of 17 percent in January, year-over-year worldwide backlogs up 60 percent at December 31, 2014, and the steady demand for our product including expansion in new doors and existing doors. With continued investments in our infrastructure for the coming years, including equipment automation upgrades at our European Distribution Center and establishment of a Company-operated distribution center in Chile, $466.7 million in cash and inventories in-line with expected sales, we believe we are prepared for growth in 2015. We believe the best is yet to come, and are looking forward to the first quarter of 2015, which we expect will be a new quarterly sales record of $690 million to $710 million and earnings per share of $0.95-$1.05.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 100 countries and territories worldwide via department and specialty stores, more than 1,000 SKECHERS retail stores, and the Company’s e-commerce website. The Company manages its international business through a network of global distributors, joint venture partners in Asia, and 12 wholly-owned subsidiaries in Brazil, Canada, Chile, Japan and throughout Europe. For more information, please visit skechers.com and follow us (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future growth, financial results and operations, its development of new products, future demand for its products and growth opportunities, its planned opening of new stores, advertising and marketing initiatives, and the expansion and automation plans for the Company’s European Distribution Center. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2013, and its Form 10-Q for the quarter ended September 30, 2014. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$466,685	$372,011
Trade accounts receivable, net	272,103	225,941
Other receivables	16,510	10,599

Total receivables	288,613	236,540
Inventories	453,837	358,168
Prepaid expenses and other current assets	57,015	26,094
Deferred tax assets	18,864	22,115

Total current assets	1,285,014	1,014,928
Property, plant and equipment, at cost, less accumulated depreciation and amortization	373,183	361,755
Goodwill and other intangible assets, less accumulated amortization	1,630	2,377
Deferred tax assets	2,044	9,950
Other assets, at cost	13,047	19,560

Total non-current assets	389,904	393,642

TOTAL ASSETS	$1,674,918	$1,408,570

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$101,407	$12,028
Accounts payable	352,815	258,183
Short-term borrowings	1,810	87
Accrued expenses	49,705	40,124

Total current liabilities	505,737	310,422
Long-term borrowings, net of current installments	15,081	116,488
Other long-term liabilities	19,993	1,740

Total non-current liabilities	35,074	118,228
Total liabilities	540,811	428,650
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,075,249	930,322
Noncontrolling interests	58,858	49,598

Total equity	1,134,107	979,920

TOTAL LIABILITIES AND EQUITY	$1,674,918	$1,408,570

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$569,722	$450,737	$2,377,561	$1,846,361
Cost of sales	312,093	250,092	1,305,656	1,027,569

Gross profit	257,629	200,645	1,071,905	818,792
Royalty income	2,178	2,890	9,106	7,734

	259,807	203,535	1,081,011	826,526

Operating expenses:
Selling	40,198	33,496	181,018	153,491
General and administrative	186,598	152,977	690,923	579,426
	226,796	186,473	871,941	732,917

Income from operations	33,011	17,062	209,070	93,609
Other income (expense):
Interest, net	(3,093)	(2,696)	(11,629)	(11,049)
Other, net	(1,230)	2,111	(6,062)	(345)

	(4,323)	(585)	(17,691)	(11,394)

Earnings before income tax expense	28,688	16,477	191,379	82,215
Income tax expense	2,833	376	39,184	21,347

Net earnings	25,855	16,101	152,195	60,868
Less: Net earnings attributable to noncontrolling interests	3,935	1,936	13,385	6,080

Net earnings attributable to Skechers U.S.A., Inc.	$21,920	$14,165	$138,810	$54,788

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.43	$0.28	$2.74	$1.09

Diluted	$0.43	$0.28	$2.72	$1.08

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	50,697	50,463	50,613	50,363

Diluted	51,355	50,653	51,026	50,563